UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 30, 2025

Apollo Global Management, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41197	86-3155788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, 42nd Floor

New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APO	New York Stock Exchange
6.75% Series A Mandatory Convertible Preferred Stock	APO.PRA	New York Stock Exchange
7.625% Fixed-Rate Resettable Junior Subordinated Notes due 2053	APOS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Agreement - Compensation

On January 30, 2025, the independent members of the board of directors (the “Board”) of Apollo Global Management, Inc. (“AGM”, “we” or “our”), upon the recommendation of the Compensation Committee of the Board, approved a new agreement for AGM’s Chief Executive Officer, Mr. Marc Rowan. The new agreement governs Mr. Rowan’s employment for the next five years. Under the new agreement, effective January 1, 2025, Mr. Rowan will continue to receive an annual base salary of $100,000 per year and will be eligible to participate in all of our benefit plans. In addition, Mr. Rowan will be granted, annually for the next five years, rights to receive an amount equal to a percentage of the performance fee income from funds that we manage, with a target annual value of $10 million, subject to one-year vesting. Mr. Rowan deferred the initial amount for three years to enhance alignment with Apollo. Mr. Rowan remains subject to customary restrictions regarding non-solicitation, non-interference, non-competition, confidentiality and non-disparagement.

The above summary reflects the key compensatory terms and conditions of Mr. Rowan’s agreement, but does not purport to be a complete description and is qualified in its entirety by the agreement, which will be filed as an exhibit to AGM’s quarterly report on Form 10-Q for the quarter ended March 31, 2025.

Enhancement of Apollo’s Commitment to Philanthropy

As part of our ongoing commitment to philanthropy, we are establishing a new donor-advised fund (the “Fund”) and contributing $200 million. Mr. Rowan will make recommendations in partnership with AGM to donate through the Fund for the next five years. As part of our other charitable initiatives, we previously committed $100 million to the Apollo Opportunity Foundation launched in 2022. The Apollo Opportunity Foundation seeks to expand opportunity in communities where Apollo operates by deploying capital and by engaging Apollo employees to invest in career education, workforce development and economic empowerment for all.

New Director Appointment

On January 30, 2025, the Board of Directors (the “Board”) of Apollo Global Management, Inc. (“AGM”) (i) voted to increase the size of the Board to seventeen (17) directors and (ii) appointed Mr. Brian Leach to fill the resulting vacancy. Both the Board size increase and Mr. Leach’s appointment to the Board will be effective as of March 1, 2025.

The Board has determined that Mr. Leach is an independent director as defined by the listing standards of the New York Stock Exchange. The Board has determined that Mr. Leach qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K, and as an independent director who is financially literate and has accounting and related financial management expertise as required by the listing standards of the New York Stock Exchange.

There are no actual or proposed transactions between Mr. Leach or any of his related persons and AGM that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Leach is expected to enter into a standard indemnification agreement in substantially the same form that AGM has entered into with its other non-employee directors. For his services as an independent director of the Board and a member of the Audit Committee, the Nominating and Corporate Governance Committee, and certain other ad hoc committees, he will be entitled to compensation in line with compensation paid by AGM to its other non-employee directors.

Forward-Looking Statements

The information in this Current Report on Form 8-K contains forward-looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this report, the words “believe,” “anticipate,” “estimate,” “expect,” “explore,” “intend,” “target” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2024, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report and in our other filings with the SEC. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, INC.

Date: January 31, 2025	By:	/s/ Jessica L. Lomm
Name: Jessica L. Lomm
Title: Vice President and Secretary